Exhibit 99.1

DONEGAL GROUP INC. ANNOUNCES APPOINTMENT OF DIRECTOR AND QUARTERLY DIVIDEND

For Further Information:

Jeffrey D. Miller

Executive Vice President & Chief Financial Officer

Phone: (717) 426-1931

E-mail: investors@donegalgroup.com

For Immediate Release

MARIETTA, Pennsylvania, October 20, 2016 – Donegal Group Inc. (NASDAQ: DGICA and DGICB) reported that its board of directors today considered and approved the appointment of Kevin G. Burke as a member of the board of directors of Donegal Group Inc. Mr. Burke was appointed to serve as a Class A director until the election of his successor at Donegal Group Inc.’s annual meeting of stockholders in April 2017 or his earlier resignation or death.

Donegal Group Inc.’s board of directors appointed Mr. Burke to fill the vacancy created by the death of Philip H. Glatfelter, II on October 1, 2016. Mr. Glatfelter was elected as a member of Donegal Group Inc.’s board of directors in 1986. Mr. Glatfelter also served on the board of directors of Donegal Mutual Insurance Company since 1981 and served on the boards of directors of various subsidiaries of Donegal Group Inc. and Donegal Mutual Insurance Company.

Mr. Burke has been the President and Chief Executive Officer of Donegal Group Inc. since July 2015. Mr. Burke has also served as Executive Vice President and Chief Operating Officer of Donegal Mutual Insurance Company since 2014, a position he also held in DGI from 2014 to July 2015. Prior to 2014, Mr. Burke served as Senior Vice President, Human Resources, of Donegal Mutual and Donegal Group Inc.

Donegal Group Inc.’s board of directors also declared a regular quarterly cash dividend of $.1375 per share of the Company’s Class A common stock and $.12 per share of the Company’s Class B common stock. The dividends are payable on November 15, 2016 to stockholders of record as of the close of business on November 1, 2016.

About the Company

Donegal Group Inc. is an insurance holding company whose insurance subsidiaries offer personal and commercial property and casualty lines of insurance in 21 Mid-Atlantic, Midwestern, New England and Southern states. The insurance subsidiaries of Donegal Group Inc. and Donegal Mutual Insurance Company conduct business together as the Donegal Insurance Group. The Donegal Insurance Group has an A.M. Best rating of A (Excellent).

The Company’s Class A common stock and Class B common stock trade on NASDAQ under the symbols DGICA and DGICB, respectively. As an effective acquirer of small to medium-sized “main street” property and casualty insurers, Donegal Group has grown profitably over the last three decades. The Company continues to seek opportunities for growth while striving to achieve its longstanding goal of outperforming the property and casualty insurance industry in terms of service, profitability and book value growth.